Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 10, 2006, except for paragraph 7 of footnote 12, as to which the date is January 17, 2007, accompanying the financial statements of Salary.com, Inc. appearing in the Registration Statement and Prospectus of the Company on Amendment 4 of Form S-1 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts” in Amendment 4 of Form S-1.

/s/    Grant Thornton LLP

Boston, Massachusetts

February 13, 2007